Exhibit 99.4
DELEK US HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)
i.	Pro Forma Financial Information — Introduction

The accompanying unaudited pro forma condensed combined financial statements (“pro forma statements”) present the effect of the April 29, 2011 acquisition of the majority equity interest in Lion Oil Company (“LOC”) on the financial position and results of operations of Delek US Holdings, Inc. (“Delek US”). Delek US’ fiscal year ends on December 31.

The unaudited pro forma condensed combined balance sheet as of March 31, 2011 is based upon the unaudited historical balance sheet of Delek US and the unaudited historical balance sheet of LOC as of March 31, 2011 and assumes the acquisition took place on March 31, 2011. The unaudited pro forma condensed combined statements of operations for the periods ended March 31, 2011 and 2010 are based on the unaudited historical statements of Delek US for the three months ended March 31, 2011 and 2010, and the unaudited historical statements of operations of LOC for the three months ended March 31, 2011 and 2010, and have been prepared assuming the acquisition took place on January 1, 2010. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 is based on the audited historical statements of Delek US for the fiscal year ended December 31, 2010 and the unaudited historical statement of operations of LOC for the twelve months ended December 31, 2010, and have been prepared assuming the acquisition took place on January 1, 2010. LOC’s fiscal year ends on April 30. In order to prepare LOC’s unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2010, LOC’s unaudited results for the period from May 1, 2010 through December 31, 2010 were added to its audited results for the fiscal year ended April 30, 2010 and the unaudited operating results for the period from May 1, 2009 through December 31, 2009 were deducted.

The unaudited pro forma condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. They do not purport to be indicative of the results of operations or financial position of Delek US that would have occurred had the acquisition actually been completed on the dates indicated, or which may occur in the future.

The acquisition has been accounted for under the acquisition method of accounting.

Preliminary estimates of the fair values of major categories of assets, liabilities, and non-controlling interest are reflected in the accompanying pro forma statements based on available information and are currently subject to change. The recording of the acquisition will be completed when Delek US finishes its appraisal of property, plant and equipment, completes an assessment of certain liabilities assumed and finalizes certain other matters related to the acquisition. The final recorded amounts and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein. The pro forma adjustments are described in the accompanying notes and represent Delek US’ preliminary determination of acquisition accounting adjustments based upon available information and certain assumptions that Delek US believes are reasonable. The unaudited pro forma condensed combined statements of operations do not include the impact of any revenues, costs, or other operating synergies and non-recurring charges expected to result from the acquisition.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the consolidated financial statements of Delek US included in its annual report on Form 10-K for the year ended December 31, 2010, and its quarterly report on Form 10-Q for the three months ended March 31, 2011, and the consolidated financial statements of LOC included as Exhibits 99.2 and 99.3 to Delek US’ current report on Form 8-K/A.

DELEK US HOLDINGS, INC.
Pro Forma Condensed Combined Balance Sheets as of March 31, 2011 (Unaudited)

			Pro Forma		Combined
	Delek US	Lion Oil	Adjustments	Note 2	Pro Forma
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$110.7	$(1.5)	$97.7	a.	$206.9
Accounts receivable	155.7	7.2	—		162.9
Accounts receivable from related party	—	107.7	(107.7)	b.	—
Inventory	127.9	207.0	45.9	c.	380.8
Other current assets	14.2	13.9	24.9	d.	53.0

Total current assets	408.5	334.3	60.8		803.6

Property, plant and equipment:
Property, plant and equipment	893.3	858.7	(581.1)		1,170.9
Less: accumulated depreciation	(218.6)	(269.4)	269.4		(218.6)

Property, plant and equipment, net	674.7	589.3	(311.7)	e.	952.3

Goodwill	71.9	—	—		71.9
Other intangibles, net	7.5	—	11.3	f.	18.8
Minority investment	71.6	—	(71.6)	g.	—
Other non-current assets	12.4	6.8	1.8	h.	21.0

Total assets	$1,246.6	$930.4	$(309.4)		$1,867.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$296.6	$189.7	$(120.7)	a.	$365.6
Current portion of long-term debt and capital lease obligations	16.1	—	6.0	j.	22.1
Accrued expenses and other current liabilities	76.0	32.0	25.2	i.	133.2

Total current liabilities	388.7	221.7	(89.5)		520.9

Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	217.6	—	144.0	j.	361.6
Note payable to related party	44.0	—	40.0	j.	84.0
Due to Ergon	—	346.0	(346.0)	l.	—
Obligation under supply and offtake agreement	—	—	219.2	k.	219.2
Environmental liabilities, net of current portion	2.7	1.2	—		3.9
Asset retirement obligations	7.2	—	0.5	m.	7.7
Deferred tax liabilities	116.6	86.9	(102.6)	n.	100.9
Other non-current liabilities	10.8	—	—		10.8

Total non-current liabilities	398.9	434.1	(44.9)		788.1

Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	0.5	0.8	(0.8)	o.	0.5
Additional paid-in capital	288.4	8.2	39.1	o.	335.7
Retained earnings	170.1	265.6	(242.0)	o.	193.7
Non-controlling interest	—	—	28.7	o.	28.7

Total shareholders’ equity	459.0	274.6	(175.0)		558.6

Total liabilities and shareholders’ equity	$1,246.6	$930.4	$(309.4)		$1,867.6

DELEK US HOLDINGS, INC.
Pro Forma Condensed Combined Statements of Operations
For the three months ended March 31, 2011 (Unaudited)

			Pro Forma		Combined Pro
	Delek US	Lion Oil	Adjustments	Note 3	Forma
	(In millions, except share and per share data)

Net sales	$1,143.5	$734.7	$(4.1)	a.	$1,874.1
Operating costs and expenses:
Cost of goods sold	1,014.2	689.0	(10.4)	a.,b.	1,692.8
Operating expenses	60.2	3.6	25.7	b.	89.5
General and administrative expenses	18.3	4.6	(2.9)	c.	20.0
Depreciation and amortization	14.9	11.3	(7.2)	d.	19.0
Loss on sale of assets	0.6	—	—		0.6

Total operating costs and expenses	1,108.2	708.5	5.2		1,821.9

Operating income	35.3	26.2	(9.3)		52.2
Interest expense	7.3	4.4	(1.0)	e.	10.7

Income before income taxes	28.0	21.8	(8.3)		41.5
Income tax expense	11.1	8.1	(3.3)	f.	15.9

Net income	16.9	13.7	(5.0)		25.6
Net income attributed to non-controlling interest	—	—	1.1	g.	1.1

Net income attributable to Delek US	$16.9	$13.7	$(6.1)		$24.5

Basic earnings per share	$0.31				$0.42

Diluted earnings per share	$0.31				$0.42

Weighted average common shares outstanding:
Basic	54,412,207		3,292,844	h.	57,705,051

Diluted	54,567,765		3,292,844	h.	57,860,609

Dividends declared per common share outstanding	$0.0375

DELEK US HOLDINGS, INC.
Pro Forma Condensed Combined Statements of Operations
For the year ended December 31, 2010 (Unaudited)

			Pro Forma		Combined
	Delek US	Lion Oil	Adjustments	Note 3	Pro Forma
	(In millions, except share and per share data)

Net sales	$3,755.6	$2,513.7	$(18.2)	a.	$6,251.1
Operating costs and expenses:
Cost of goods sold	3,412.9	2,421.3	(122.5)	a.,b.	5,711.7
Operating expenses	229.5	16.5	103.9	b.	349.9
Insurance proceeds — business interruption	(12.8)	—	—		(12.8)
Property damage expenses, net	(4.0)	—	—		(4.0)
General and administrative expenses	59.0	5.5	(1.2)	c.	63.3
Depreciation and amortization	61.1	45.3	(28.8)	d.	77.6
Loss on sale of assets	0.7	—	—		0.7

Total operating costs and expenses	3,746.4	2,488.6	(48.6)		6,186.4

Operating income	9.2	25.1	30.4		64.7
Interest expense	34.1	18.3	6.6	e.	59.0
Impairment of minority investment	60.0	—	—		60.0

(Loss) income before income taxes	(84.9)	6.8	23.8		(54.3)
Income tax (benefit) expense	(5.0)	3.8	9.2	f.	8.0

Net (loss) income	(79.9)	3.0	14.6		(62.3)
Net income attributed to non-controlling interest	—	—	2.4	g.	2.4

Net (loss) income attributable to Delek US	$(79.9)	$3.0	$12.2		$(64.7)

Basic loss per share	$(1.47)				$(1.12)

Diluted loss per share	$(1.47)				$(1.12)

Weighted average common shares outstanding:
Basic	54,264,763		3,292,844	h.	57,557,607

Diluted	54,264,763		3,292,844	h.	57,557,607

Dividends declared per common share outstanding	$0.15

DELEK US HOLDINGS, INC.
Pro Forma Condensed Combined Statements of Operations
For the three months ended March 31, 2010 (Unaudited)

			Pro Forma		Combined Pro
	Delek US	Lion Oil	Adjustments	Note 3	Forma
	(In millions, except share and per share data)

Net sales	$892.9	$584.1	$(3.7)	a.	$1,473.3
Operating costs and expenses:
Cost of goods sold	820.7	560.5	(58.0)	a.,b.	1,323.2
Operating expenses	56.1	3.2	25.9	b.	85.2
Property damage expenses, net	0.2	—	—		0.2
General and administrative expenses	15.3	1.5	(0.1)	c.	16.7
Depreciation and amortization	14.5	11.1	(7.0)	d.	18.6
Gain on sale of assets	(0.5)	—	—		(0.5)

Total operating costs and expenses	906.3	576.3	(39.2)		1,443.4

Operating (loss) income	(13.4)	7.8	35.5		29.9
Interest expense	8.7	4.3	3.7	e.	16.7

(Loss) income before income taxes	(22.1)	3.5	31.8		13.2
Income tax (benefit) expense	(8.0)	1.4	12.5	f.	5.9

Net (loss) income	(14.1)	2.1	19.3		7.3
Net income attributed to non-controlling interest	—	—	2.8	g.	2.8

Net (loss) income attributable to Delek US	$(14.1)	$2.1	$16.5		$4.5

Basic (loss) earnings per share	$(0.26)				$0.08

Diluted (loss) earnings per share	$(0.26)				$0.08

Weighted average common shares outstanding:
Basic	53,920,639		3,292,844	h.	57,213,483

Diluted	53,920,639		3,336,750	h.	57,257,389

Dividends declared per common share outstanding	$0.0375

DELEK US HOLDINGS, INC.
Notes to Pro Forma Condensed Combined Interim Financial Information (Unaudited)
(in millions, except share and per share data)
1.	Acquisition of Lion Oil Company

On April 29, 2011, Delek US completed the acquisition of 53.7% of the common shares of LOC from Ergon, increasing its ownership interest from 34.6% to 88.3%. LOC became a subsidiary of Delek US on this date. LOC owns and operates an 80,000 barrel per day crude oil refinery located in El Dorado, Arkansas (“Refinery”), three crude oil pipelines, a crude oil gathering system, and two petroleum product terminals in Memphis and Nashville, Tennessee.

Delek US purchased the shares of LOC in return for a combination of cash, stock and the payment or replacement of all debt currently owed by LOC to Ergon, including the following: (a) Delek US issued 3,292,844 restricted shares of its common stock to Ergon; (b) Delek and LOC made a cash payments of $50.0 million to Ergon; (c) LOC executed a $50.0 million term note payable to Ergon that is guaranteed by Delek US; and (d) LOC paid an additional $32.0 million to Ergon, representing the estimated adjusted net working capital of LOC and certain subsidiaries. The net working capital payment was subsequently adjusted to $29.5 million, based on updated estimates. The net working capital payment amount is still being finalized and any additional adjustments thereto are expected to be settled by the end of July 2011. In addition, LOC divested certain other non-refining assets to or for the benefit of Ergon.

The LOC acquisition has been accounted for under the acquisition method of accounting under which the acquirer recognizes the identifiable assets acquired the liabilities assumed, and the non-controlling interest in the acquirer based on their estimated fair values. Any difference between the sum of (i) the value of the consideration transferred, (ii) the value of the non-controlling interest, and (iii) the fair value of the previously-held equity interest in the acquirer and the amounts assigned to tangible or intangible assets acquired, liabilities assumed, and the non-controlling interest in the acquirer would be recognized as goodwill or a gain from bargain purchase.

Also, on April 29, 2011, LOC entered into a Master Supply and Offtake Agreement (“Agreement”) with J. Aron & Company (“J. Aron”). At the closing of the acquisition of the additional shares of LOC, J. Aron purchased substantially all of the crude oil and refined products in LOC’s inventory at market prices for $201.7 million. Pursuant to the Agreement, the parties will identify mutually acceptable contracts for the purchase of crude oil from third parties, allowing J. Aron to supply up to 100,000 barrels per day of crude oil which will be purchased at average monthly market prices by LOC for processing at the Refinery. Also pursuant to the Agreement, LOC will endeavor to arrange potential sales by either LOC or J. Aron to third parties of the refined products produced at the Refinery. In instances where LOC is the seller to such third parties, J. Aron will first sell the applicable refined products to LOC at average monthly market prices. The Agreement expires on April 29, 2014. While title of the inventories will reside with J. Aron, this arrangement will be accounted for as a financing, and the quarterly fees will be included as a component of interest expense in the statement of operations.

2.	Pro Forma Condensed Combined Balance Sheets (Unaudited)

The acquisition has been accounted for under the acquisition method of accounting, under which Delek US recognized the identifiable assets acquired the liabilities assumed, and the non-controlling interest in LOC based on their estimated fair values.

Preliminary estimates of the fair values of major categories of assets, liabilities, and non-controlling interest are reflected in the accompanying pro forma statements based on available information and are currently subject to change. The recording of the acquisition will be completed when Delek US finishes its appraisal of the property, plant and equipment acquired, completes an assessment of the liabilities assumed and finalizes certain other matters related to the acquisition. The final recorded amounts and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein. Based on the earlier pro forma date of valuation for certain tangible assets acquired, liabilities assumed and common stock issued, certain balances reported in the pro forma condensed consolidated balance sheet as of March 31, 2011 are different than the balances presented below.

The components of the consideration transferred were as follows:

Cash paid to LOC shareholders		$79.5
Delek US restricted common stock issued to LOC shareholders	3,292,844
Average price per share of Delek US stock on April 29, 2011	$13.45

Total value of common stock consideration		44.3

Fair value of Delek US investment in LOC held before the business combination		79.8

Total consideration		$203.6

The preliminary estimate of the assets acquired, liabilities assumed and the non-controlling interest in LOC is as follows:

Accounts receivable	$7.2
Inventories	222.2
Prepaid expenses and current assets	0.7
Property, plant & equipment	273.3
Acquired identifiable intangibles (see Note 2.f.)	11.3
Deferred tax assets	20.6
Other noncurrent assets	5.8
Accounts payable	(207.1)
Current deferred tax liabilities	(25.5)
Other current liabilities	(25.1)
Long-term debt	(50.0)
Other long-term liabilities	(5.8)
Non-controlling interest in LOC	(24.0)

Total	$203.6

The following adjustments have been reflected in the Pro Forma Condensed Combined Balance Sheets (Unaudited).
a.
Records net impact of proceeds from borrowings of: (i) $40.0 million under a related party note arrangement and (ii) $100.0 million under a term loan facility as described in Note 2.j, as well as proceeds of $219.2 million under a supply and offtake agreement with J. Aron as described in Note 2.k, net of cash payments totaling (i) $101.1 million to Ergon as payment for certain of LOC’s borrowings from Ergon as well the cash consideration for Ergon’s 53.7% equity interest in LOC, (ii) $120.7 million in settlement of certain LOC trade payables to crude oil suppliers, (iii) $35.0 million deposit related to a short-term financing agreement and (iv) payment of deferred financing costs of $4.2 million and legal and other fees totaling $0.5 million.

b.	Reflects an adjustment to net the LOC receivable from Ergon against amounts due to Ergon.
c.
Reflects an adjustment of $81.0 million to record inventory at fair value, net of an adjustment of $35.1 million to reflect the transfer of asphalt inventory to Ergon in settlement of a corresponding amount of debt.

d.
Reflects adjustment of $10.4 million to reduce spare parts inventory to estimated fair value and adjustment of $2.1 million to reduce current deferred tax assets as a result of the fair value adjustments of certain assets and liabilities. Also records the $35.0 million deposit and $2.4 million in current deferred financing costs related to a short-term financing agreement.

e.
Reflects an adjustment of the net book value of LOC’s property, plant & equipment to its estimated fair value and removes certain other non-refining assets divested for the benefit of Ergon, as described in Note 1. Plant assets will be depreciated on a straight-line basis over the remaining estimated useful lives of the respective assets, which range from 3 to 20 years for refinery, pipelines, tanks and equipment and 40 years for buildings.

f.	Recognizes the estimated fair value of LOC’s identifiable intangible assets. The assets and their useful lives are estimated as follows:

		Estimated
Identifiable Intangible Asset	Value	Useful Life

Pipeline contract	$9.3	3 Years
Rights of way	2.0	Indefinite

Total fair market value adjustment	$11.3

g.	Adjustment reflects the elimination of Delek US’ previously-held non-controlling interest in LOC.
h.	Records non-current deferred financing costs, as discussed in Note 2.a.
i.
Records deferred tax liabilities as a result of the fair value adjustments of certain assets and liabilities and removes liabilities associated with the divestiture of certain other non-refining assets for the benefit of Ergon, as described in Note 1.

j.	Reflects borrowings under the following financing arrangements entered into in connection with the acquisition transaction.

Related party notes. A subordinated term promissory note in the principal amount of $40.0 million with Delek Petroleum Ltd, an Israeli corporation that is the beneficial owner of a majority of Delek US’ common stock. The note matures on December 31, 2017 and bears interest at a stated rate of 7.25% (net of withholding taxes that results in an adjusted rate of 8.79%). Annual principal payments of $6 million commence on June 30, 2012, subject to meeting certain payment conditions stipulated in the subordination agreement made by Delek Petroleum Ltd in favor of the lenders under the $100.0 million term loan facility described below.

$100 million term loan facility. A credit facility entered into with Israel Discount Bank of New York, Bank Hapoalim and Bank Leumi USA as the lenders. The facility matures on April 29, 2016 and borrowings are collateralized by all assets of LOC (except inventory and accounts receivable). Borrowings bear interest at LIBOR plus 4.5% or the Reference Rate plus 3.5% (6.75% initially), with an interest rate floor of 5.50%. The facility requires quarterly principal payments of $1.5 million, commencing June 30, 2011, followed by sixteen quarterly principal payments of $4.0 million each. The remaining principal balance is payable at maturity.

$50 million term note payable to Ergon. The note bears interest at 4% and matures on April 29, 2017. Interest is payable quarterly and annual $10.0 million principal payments are due beginning April 29, 2013, with the final annual payment payable at maturity.

k.
Adjustment reflects pro forma proceeds under the Agreement with J. Aron. At the closing of the acquisition of the additional shares of LOC, J. Aron purchased substantially all of the crude oil and refined products in LOC’s inventory at market prices. Pursuant to the Agreement, the parties will identify mutually acceptable contracts for the purchase of crude oil from third parties; allowing J. Aron to supply up to 100,000 barrels per day of crude oil which will be purchased at average monthly market prices. Also pursuant to the Agreement, LOC will endeavor to arrange potential sales by either LOC or J. Aron to third parties of the refined products produced at the Refinery. In instances where LOC is the seller to such third parties, J. Aron will first sell the applicable refined products to LOC at average monthly market prices. The Agreement expires on April 29, 2014. While title of the inventories will reside with J. Aron, this arrangement is accounted for as a financing, and the quarterly fees are included as a component of interest expense in the statement of operations.

l.	Removes amounts due to Ergon that were settled in the acquisition.
m.	Recognizes the estimated fair value of LOC’s asset retirement obligations.
n.	Adjusts non-current deferred tax liabilities as a result of the fair value adjustments of certain assets and liabilities.
o.
Reflects the elimination of the LOC stockholders equity accounts, as well as the following: (i) issuance of 3,497,591 shares of Delek US common stock that would have been issued on March 31, 2011 (total value $47.4 million) as additional acquisition consideration; (ii) a $24.1 million adjustment to retained earnings based on the preliminary estimate of a gain on re-measurement to fair value of Delek US’ previously held non-controlling interest in LOC (based on the preliminary estimate); (iii) record the 11.7% remaining non-controlling interest in LOC at estimated fair value of $28.7 million; and (v) record a $0.5 million charge to retained earnings for the transaction costs described in Note 2.a. Upon completion of the transaction, approximately 57,956,604 shares of Delek US stock would have been outstanding on March 31, 2011.

3.	Pro Forma Condensed Combined Statement of Operations (Unaudited)
a.
Reflects elimination of revenues and corresponding cost of goods sold related to (i) the pipeline subsidiary that was transferred by LOC to Ergon in satisfaction of $50.0 million of existing debt, and (ii) related to sales by LOC to Delek US.

b.	Reclassifies certain refinery-related operating costs from cost of goods sold to operating expenses to conform with Delek US’ financial statement presentation.
c.	Adjustment to eliminate management fee charged by Ergon to LOC.
d.
Reflects adjusted property, plant & equipment depreciation expense resulting from the fair value adjustment of LOC’s plant assets, which will be depreciated on a straight-line basis over their respective estimated useful lives as described in Note 2.e, as well as the estimated intangible asset amortization expense for the respective periods based on estimated useful lives as described in Note 2.f.

e.
Records the interest expense for the period on the $190.0 million debt incurred using the stated interest rates for the fixed rate debt components and assuming an interest rate of 6.75% for the $100.0 million borrowed under the term loan facility described in Note 2.j. and removes the interest expense LOC recorded on its existing debt. A change in the interest rate of 1/8 of a percent on the variable interest term loan facility would impact interest expense by approximately $0.1 million. Also records the quarterly $2.1 million fee under the J. Aron Agreement described in Note 2.k, as well as the amortization of debt issue costs as components of interest expense.

f.	Represents the estimated tax effect of the pro forma adjustments based on the combined federal and state statutory tax rate of 39.3%.
g.	Records income of LOC attributable to the non-controlling interest.
h.	Reflects the issuance of 3,292,844 shares of common stock in consideration of part of the purchase consideration and assumes the shares were outstanding throughout each of the respective periods.

4.	Computation of Earnings per Share

Delek US calculates basic earnings per share by dividing net earnings by the weighted average number of shares outstanding. Diluted earnings per share reflects the impact of outstanding stock options, restricted stock and other stock-based arrangements. The following table provides a reconciliation of the basic and diluted earnings per share for the periods presented.

	Year Ended	3 Months Ended
	December 31, 2010	March 31, 2010	March 31, 2011

Pro forma net (loss) earnings	$(64.7)	$4.5	$24.5
Basic EPS:
Pro forma weighted average number of common shares outstanding assuming the 3,292,844 additional shares issued to LOC shareholders on April 29, 2011 as part of the purchase price were outstanding throughout the period	57,557,607	57,213,483	57,705,051
Basic per share amount	$(1.12)	$0.08	$0.42

Diluted EPS:
Pro forma weighted average number of common shares outstanding per above	57,557,607	57,213,483	57,705,051
Dilutive effect of stock-based arrangements common shares outstanding	—	43,906	155,558

Diluted weighted average number of common shares outstanding	57,557,607	57,257,389	57,860,609
Diluted per share amount	$(1.12)	$0.08	$0.42